Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Date:	June 4, 2012
Contact:	Craig E. Dahl
Phone:	907-789-4844

Alaska Pacific Bancshares, Inc. Announces Results of Annual Meeting and
Appointment of Maxwell S. Rule as Chairman of the Board and
Linda C. Thomas as Vice-Chairwoman

Juneau, AK, Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”) announced that the stockholders approved all proposals and re-elected the director nominee at its 2012 Annual Meeting of Stockholders held on May 22, 2012.  The Company also announced that Mr. Maxwell S. Rule has been named Chairman of the Board and Linda C. Thomas has been named Vice-Chairwoman. Mr. William C. Corbus, the Company’s former Chairman, continues to serve on the Company’s Board.

Mr. Rule was first elected to the Alaska Pacific Bancshares Board of Directors in 2008.  He is a Certified Public Accountant and Chief Financial Officer for Hames Corporation, Triple C Ventures, Inc. and Clearwater Bay Corporations, a group of related companies in Sitka, Alaska. Mr. Rule holds a B.S. in Business Administration from the University of Montana and is a member of the American Institute of Certified Public Accountants.

Ms. Thomas is Vice President and Chief Operations Officer for Alaskan Brewing Company. Ms. Thomas holds a Bachelor of Business Administration degree in Accounting from the University of Alaska Fairbanks, and is also a Certified Public Accountant. She was first elected to the Board of Directors in 2010.

Alaska Pacific Bank is a locally-owned community bank serving Southeast Alaska since 1935. The bank offers a full range of banking services to individuals and businesses through its offices in Juneau, Ketchikan, and Sitka, Alaska. Alaska Pacific Bank is a federally-chartered savings bank headquartered in Juneau, Alaska and is the sole subsidiary of Alaska Pacific Bancshares, Inc.

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Administration •2094 Jordan Avenue• Juneau, Alaska 99801
(907) 789-4844 •Fax: (907) 790-5110 • Website: www.alaskapacificbank.com